Exhibit 99.1

The Stride Rite Corporation Consolidated Balance Sheets as of December 1, 2006 and December 2, 2005 and Consolidated Statements of Income, Stockholders’ Equity and Comprehensive Income and Cash Flows for the Three Years Ended December 1, 2006 and Report of Independent Registered Public Accounting Firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
The Stride Rite Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows, and of stockholders’ equity and comprehensive income present fairly, in all material respects, the financial position of The Stride Rite Corporation and its subsidiaries at December 1, 2006 and December 2, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 1, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 11 to the consolidated financial statements, the Company adopted a new principle of accounting for share-based payments in accordance with Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment.

/s/ PricewaterhouseCoopers LLP

February 12, 2007
Boston, Massachusetts

THE STRIDE RITE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)	December 1, 2006	December 2, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$17,502	$33,094
Accounts and notes receivable, less allowances of $7,362 in 2006 and $8,711 in 2005	75,263	63,368
Inventories	119,917	116,095
Deferred income taxes	14,293	14,211
Prepaid expenses and other current assets	16,676	25,918
Total current assets	243,651	252,686
Property and equipment, net	53,472	51,367
Goodwill	70,575	56,729
Trademarks and other intangibles	71,890	58,590
Other assets, net	18,299	19,482
Total Assets	$457,887	$438,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$27,838	$24,186
Income taxes payable	8,204	12,845
Accrued expenses and other liabilities	30,836	35,991
Total current liabilities	66,878	73,022
Long-term debt	54,200	60,000
Deferred income taxes	25,194	23,980
Pension obligation and other long-term liabilities	14,886	15,174
Commitments and contingencies (Note 13)
Stockholders' Equity:
Preferred stock, $1 par value - 1,000,000 shares authorized; Issued - none	-	-
Common stock, $.25 par value - 135,000,000 shares authorized; Issued and outstanding - 36,320,579 shares in 2006 and 36,499,403 shares in 2005	9,087	9,125
Capital in excess of par value	26,962	18,434
Retained earnings	266,508	248,586
Accumulated other comprehensive loss	(5,828)	(9,467)
Total stockholder's equity	296,729	266,678
Total liabilities and stockholders' equity'	$457,887	$438,854

The accompanying notes are an integral part of the consolidated financial statements.

THE STRIDE RITE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
(In thousands, except for per share data)	2006	2005	2004
Net sales	$706,755	$588,164	$558,324
Cost of sales	418,076	359,179	345,728
Gross profit	288,679	228,985	212,596
Selling and administrative expenses	235,281	191,496	172,190
Operating income	53,398	37,489	40,406
Investment income	1,199	1,438	1,707
Interest expense	(4,900)	(1,222)	(320)
Other income (expense), net	(82)	277	(884)
Income before income taxes and minority interest	49,615	37,982	40,909
Provision for income taxes	(15,325)	(13,446)	(15,255)
Minority interest in loss of consolidated subsidiary	-	31	-
Net income	$34,290	$24,567	$25,654
Net income per common share:
Diluted	$0.92	$0.66	$0.66
Basic	$0.94	$0.68	$0.68
Average common shares used in per share computations:
Diluted	37,310	37,223	38,753
Basic	36,460	36,197	37,976

The accompanying notes are an integral part of the consolidated financial statements.

 THE STRIDE RITE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In thousands, except for share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance, November 28, 2003	$14,237	$16,825	$415,988	$(7,798)	$(171,536)	$267,716
Comprehensive income:
Net income			25,654			25,654
Foreign currency translation adjustments				52		52
Minimum pension liability adjustments, net of taxes ($1,237)				(1,652)		(1,652)
Total comprehensive income						24,054
Issuance of 477,610 common shares under stock plans		(1,477)			4,679	3,202
Issuance of 101,234 common shares under employee stock purchase plan		(95)			991	896
Tax benefit in connection with stock plans		716				716
Repurchase of 4,010,606 shares of common stock					(42,227)	(42,227)
Treasury stock retirement	(5,260)	(5,900)	(196,933)		208,093	-
Cash dividends on common stock, $.20 per share			(7,495)			(7,495)
Balance, December 3, 2004	8,977	10,069	237,214	(9,398)	-	246,862
Comprehensive income:
Net income			24,567			24,567
Foreign currency translation adjustments				112		112
Minimum pension liability adjustments, net of taxes ($137)				(181)		(181)
Total comprehensive income						24,498
Issuance of 1,076,882 common shares under stock plans	269	8,271				8,540
Issuance of 102,841 common shares under employee stock purchase plan	26	934				960
Tax benefit in connection with stock plans		1,964				1,964
Repurchase of 587,800 shares of common stock	(147)	(2,804)	(4,820)			(7,771)
Cash dividends on common stock, $.23 per share			(8,375)			(8,375)
Balance, December 2, 2005	9,125	18,434	248,586	(9,467)	-	266,678
Comprehensive income:						-
Net income			34,290			34,290
Foreign currency translation adjustments				2,438		2,438
Minimum pension liability adjustments, net of taxes ($911)				1,201		1,201
Total comprehensive income						37,929
Issuance of 639,954 common shares under stock plans	157	4,872				5,029
Issuance of 89,222 common shares under employee stock purchase plan	22	1,079				1,101
Tax benefit in connection with stock plans		1,533				1,533
Repurchase of 908,000 shares of common stock	(217)	(4,427)	(7,592)			(12,236)
Cash dividends on common stock, $.24 per share			(8,776)			(8,776)
Stock based compensation expense		3,247				3,247
Stock based compensation revised classification (Note 1)		2,224				2,224
Balance, December 1, 2006	$9,087	$26,962	$266,508	$(5,828)	$-	$296,729

The accompanying notes are an integral part of the consolidated financial statements.

THE STRIDE RITE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
(In thousands)	2006	2005	2004
Cash flows from operating activities:
Net income	$34,290	$24,567	$25,654
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	15,583	13,117	12,622
Deferred income taxes	(4,336)	(3,367)	2,612
Compensation expense (income) related to stock plans	3,247	948	(16)
Tax benefit from the exercise of stock options under APB No. 25	-	1,964	716
Loss on disposals of property and equipment	868	491	997
Other non-cash items	2,224	(94)	-
Changes in:
Accounts and notes receivable	(9,192)	7,203	3,503
Inventories	424	5,577	(5,811)
Other current assets	649	6,454	5,107
Other current liabilities	(7,690)	(8,844)	(6,382)
Other long-term assets	1,660	(2,597)	2,421
Other long-term liabilities	1,779	436	198
Contribution to pension plan	-	(3,000)	(1,000)
Net cash provided from operating activities	39,506	42,855	40,621
Cash flows from investing activities:
Business acquisition, net of cash acquired	(28,663)	(152,856)	-
Investments in marketable securities available for sale	-	(29,325)	(76,150)
Proceeds from sale of marketable securities available for sale	-	107,509	97,450
Additions to property and equipment	(15,612)	(8,984)	(7,060)
Purchases of minority interest in Saucony Canada, Inc.	(853)	-	-
Proceeds from sale of asset held for sale	7,504	-	-
Distributions from long-term investments	-	28	-
Net cash (used in) provided from investing activities	(37,624)	(83,628)	14,240
Cash flows from financing activities:
Borrowings under revolving credit facility	162,500	90,000	-
Payments under revolving credit facility	(168,300)	(30,000)	-
Proceeds from sale of stock under stock plans	6,259	9,341	4,062
Tax benefit from the exercise of stock options under SFAS No. 123(R)	1,532	-	-
Repurchase of common stock	(12,236)	(7,771)	(42,227)
Cash dividends paid	(8,761)	(7,947)	(7,666)
Net cash (used in) provided from financing activities	(19,006)	53,623	(45,831)
Effect of exchange rate changes on cash and cash equivalents	1,532	239	(147)
Net (decrease) increase in cash and cash equivalents	(15,592)	13,089	8,883
Cash and cash equivalents at beginning of the year	33,094	20,005	11,122
Cash and cash equivalents at end of the year	$17,502	$33,094	$20,005
Cash paid for interest expense	$4,950	$748	$281
Cash paid for income taxes	$23,096	$14,074	$14,296

The accompanying notes are an integral part of the consolidated financial statements.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—The Stride Rite Corporation (the “Company”) designs, sources, markets and distributes footwear primarily under the Stride Rite ®, Keds ®, PRO-Keds ®, Saucony ®, Spot-bilt ®, Sperry Top-Sider ®, Sperry ®, Mainsail®, Tommy Hilfiger®, Robeez®, Grasshoppers ®, Munchkin®, BabySmart™ and Børn® brands and athletic apparel under the Saucony and Hind ® brands. The Company is predominantly a wholesaler of footwear, selling its products throughout the United States and Canada in a wide variety of retail formats including premier department stores, independent shoe stores, value retailers, e-commerce sites and specialty stores. The Company also markets its products directly to consumers in the United States by selling children’s footwear through its Stride Rite children’s shoe stores, selling Saucony, Spot-bilt and Hind products in its Saucony outlet stores and footwear for Stride Rite, Keds, Sperry Top-Sider and Tommy Hilfiger at its Stride Rite outlet stores. The Company’s products are marketed in countries outside the United States through our wholly-owned subsidiaries in Canada, the United Kingdom, the Netherlands, and through independent distributors and licensees in other countries.

Principles of Consolidation—The consolidated financial statements of the Company include the accounts of the Company and all its wholly-owned subsidiaries. Intercompany transactions between the Company and its consolidated subsidiaries have been eliminated.

Fiscal Year—The Company’s fiscal year ends on the Friday closest to November 30 in each year. Fiscal years 2006, 2005, and 2004 ended on December 1, 2006, December 2, 2005 and December 3, 2004, respectively. The 2006 and 2005 fiscal years contained 52 weeks each. The 2004 fiscal year contained 53 weeks.

Revenue Recognition—Revenues consist of sales to customers and royalty income. Wholesale revenues and e-commerce revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms. Retail store revenues are recognized at the time of sale. Revenue from gift certificates is deferred until redemption. The Company permits merchandise returns from its customers under certain circumstances. The Company also engages in buy-down programs with certain retailers, principally in the form of product markdown allowances for obsolete and slow moving products that are in the retailer’s inventory. The Company has established an allowance for merchandise returns and markdowns based on historical experience, product sell-through performance by product and customer, current and historical trends in the footwear industry and changes in demand for our products, in accordance with Statement of Financial Accounting Standards (SFAS) No. 48,“Revenue Recognition When Right of Return Exists”. The returns allowance is recorded as a reduction to revenues for the estimated sales value of the projected merchandise returns and as a reduction in cost of products for the corresponding cost amount. Allowances for markdowns and product returns are estimated and recorded at the time that revenue is recognized. From time to time actual results will vary from the estimates that were previously established. Due to the existence of good monitoring systems, the Company’s visibility into its customers’ inventory levels and ongoing communication with its customers, the Company is able to identify and reflect in their financial statements in a timely manner variances from estimates previously established. Royalty income which accounted for approximately $9.7 million, $8.5 million and $7.9 million in fiscal year 2006, 2005 and 2004, respectively, is recognized when earned.

Co-operative Advertising—The Company engages in co-op advertising programs and buy-down programs with retailers. Co-op advertising funds are available to all retailers in good standing. Retailers receive reimbursement under this program if they meet established advertising guidelines and trademark requirements. Costs are accrued on the basis of sales to qualifying customers and accounted for as an operating expense.

Shipping and Handling—Products are sold FOB shipping point for wholesale customers and shipping costs are paid by the Company’s customers. The Company does not bill for product handling costs, which are included in selling and administrative expenses.

Cash Equivalents and Marketable Securities—Cash equivalents represent highly liquid investments, with a maturity of three months or less at the time of purchase. Marketable securities, representing funds invested in fixed income instruments with final maturities greater than one year, are stated at fair value and are considered available for sale. The Company had no marketable securities at the end of fiscal years 2006 and 2005.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Instruments—Financial instruments consist principally of cash, investments, trade receivables and payables. The Company places its investments with highly rated financial institutions and in investment grade, short-term financial instruments, which limits the amount of credit exposure. The Company sells footwear to numerous retailers. Historically, the Company has not experienced significant losses related to investments or trade receivables. The Company’s exposure to foreign exchange risk is limited through U.S. dollar denominated transactions. The Company has not historically entered into derivative financial instruments such as futures, forward or option contracts. The Company’s subsidiaries, Saucony, Inc. and Robeez Footwear which were acquired in September 2005 and September 2006 (See Note 2), respectively, enter into foreign currency exchange contracts to hedge certain foreign currency denominated payables. The Company calculates the fair value of all financial instruments and includes this additional information in the consolidated financial statements when the fair value is different from book value. The Company uses quoted market prices, when available, to calculate these fair values.

Foreign Currency—For international subsidiaries, the local currency is the functional currency. Assets and liabilities of the Company’s international subsidiaries are translated at the rate of exchange existing at year-end. Income statement amounts are translated at the average monthly exchange rates for the period. The cumulative translation adjustments resulting from changes in exchange rates are included in the consolidated balance sheet as a separate component of stockholders’ equity, “Accumulated Other Comprehensive Loss”. Transaction gains and losses are included in the statement of income and are not significant.

Hedging Policy—The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and to measure those instruments at fair value. The Company evaluates its exposure to volatility in foreign currency rates and interest rates and may enter in derivative transactions, as it deems necessary. The Company did not enter into any derivative transactions in fiscal year 2004. At fiscal year end 2006 and 2005, the Company had outstanding forward foreign exchange contracts. Refer to Note 15 for additional information.

Inventory Valuation—Inventories are stated at the lower of cost or market. The cost of inventories in the United States is determined on the last-in, first-out (LIFO) basis and represents approximately 95% and 92% of consolidated inventory as of December 1, 2006 and December 2, 2005, respectively. The cost of inventories outside of the United States is determined on the first-in, first-out (FIFO) basis and represents approximately 5% and 8% of consolidated inventory as of December 1, 2006 and December 2, 2005, respectively. The Company performs regular detailed product sell-through analysis to determine excess and closeout inventory and makes adjustments to provisions for obsolete products as they become known.

Asset Held for Sale—The Company classifies its long-lived assets as held for sale when management commits to a plan to sell the assets within one year, it is probable that the assets will be sold within one year, and the fair value of the assets are determinable. The Company states these assets at the estimated fair value, less costs to sell.

Certain property was acquired through the Saucony, Inc. (see Note 2) acquisition which the Company’s management made a commitment to sell within one year. Management utilized an independent appraiser to assist in the valuation of this property. This asset was classified as a current asset in the accompanying consolidated balance sheet for the period ending December 2, 2005. The asset was sold in the third quarter of fiscal 2006 for $7.5million, net of costs to sell.

Property and Equipment—Property and equipment are stated at cost. The cost of equipment includes the capitalization of certain associated computer software costs. Depreciation, which is calculated on the straight-line method, is provided by periodic charges to expense over the estimated useful lives of the assets. Leaseholds and leasehold improvements are amortized over the terms of the related leases or their estimated useful lives, whichever is shorter, using the straight-line method.

Impairment of Long-Lived Assets—The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less costs to sell. The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. Each impairment test is based on a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill, Trademarks and Other Intangible Assets—The Company follows SFAS 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized but instead be measured for impairment at least annually, or when events indicate that an impairment exists. As of the adoption date, amortization of outstanding goodwill and other indefinite-lived intangible assets have ceased. As required by SFAS 142, the Company performs impairment tests annually and whenever events or circumstances indicate that the value of goodwill or other indefinite-lived intangible assets might be impaired.

As required by SFAS 142, the Company performed impairment tests on goodwill and other indefinite lived intangible assets, which consisted only of certain trademarks at each fiscal year end. As a result of this testing, the Company does not believe that the carrying value of goodwill or any indefinite lived intangible assets have been impaired.

Environmental Accrual—The Company accrues for costs associated with environmental obligations when such costs are probable and reasonably estimable in accordance with Statement of Position 96-1, “Environmental Remediation Liabilities (Including Auditing Guidance)”(“SOP 96-1”). Accruals to address estimated costs for environmental obligations generally are recognized no later than the date when the Company learns what cleanup measures, if any, are likely to occur to address the environmental conditions at issue. In accordance with SoP 96-1, included in such obligations are the estimated direct costs to investigate and address the conditions on Company property and the associated engineering, legal and consulting costs. Such accruals are adjusted as further information develops or circumstances change. Cost of future expenditures for environmental remediation obligations are not discounted at their present value.

Minority Interest—The fiscal 2005 minority interest in loss of consolidated subsidiary represented a minority shareholders’ allocable share of Saucony Canada, Inc. The minority ownership percentage of Saucony Canada, Inc. was 5% of the subsidiary. During the second quarter of 2006, the Company purchased the remaining interest for approximately $850 thousand.

Income Taxes—Deferred income taxes are provided for temporary differences between financial and taxable income and the difference between book and tax bases of assets and liabilities. Deferred taxes are not provided on undistributed earnings of subsidiaries and affiliates located outside the United States since such undistributed earnings are permanently reinvested.

Pre-operating Costs—The Company expenses all of the costs that are incurred prior to the opening of new retail stores as they occur.

Advertising—In accordance with Statement of Position 93-7, “Reporting on Advertising Costs”, the Company expenses advertising costs as incurred. Total advertising expense amounted to $40,315,000, $34,114,000, and $26,399,000 for fiscal years 2006, 2005 and 2004, respectively.

Estimates Included in Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates include the valuation allowances and reserves for accounts receivable, markdowns (which reduce revenues), inventory and income taxes; assumptions related to the defined benefit pension plan, assumptions related to share-based compensation, assumptions and estimates used in valuing the assets and liabilities acquired through business acquisitions; and estimates of future undiscounted cash flows on property and equipment that may be impaired. Actual results could differ from those estimates.

Comprehensive Income—Comprehensive income represents net earnings and any revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States, are excluded from net earnings and recognized directly as a component of stockholders’ equity.

The components of accumulated other comprehensive loss as of December 1, 2006 and December 2, 2005 are as follows:

(In thousands)	2006	2005
Foreign currency translation adjustments	$2,385	$(53)
Minimum pension liability adjustment, net of taxes	(8,213)	(9,414)
Accumulated other comprehensive loss	$(5,828)	$(9,467)

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revised Classifications

In the first quarter of fiscal 2006, the Company concluded that it was appropriate to classify the fair value of the granted shares of the restricted stock awards as an equity classified award in accordance with SFAS No. 123(R). Previously such awards had been classified as a liability and included as a component of accrued expenses. Accordingly, the Company has recorded a first quarter adjustment to reclassify $0.9 million from accrued expenses to capital in excess of par.

In the fourth quarter of fiscal 2006, the Company concluded that it was appropriate to classify the deferred stock portion of the annual non-employee director’s retainer (see Note 11) as an equity classified award in accordance with SFAS No. 123(R) and SFAS No. 150. Previously, such awards had been classified as a liability and included as a component of accrued expenses. Accordingly, the Company has recorded a fourth quarter adjustment to reclassify $1.3 million from accrued expenses to capital in excess of par value.

Net Income per Common Share—Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding (which includes deferred stock units, see Note 11) during the period. Diluted earnings per share is calculated by dividing net income by the sum of the weighted average number of shares outstanding plus additional common shares that would have been outstanding if potential dilutive common shares had been issued for stock options granted. The following table reconciles the number of shares for the basic and dilutive computations for the fiscal years presented in the consolidated statements of income:

(In thousands, except per share data)	2006	2005	2004
Net income	$34,290	$24,567	$25,654
Weighted average common shares outstanding (basic)	36,460	36,197	37,976
Dilutive effect of stock options	850	1,026	777
Weighted average common shares outstanding (diluted)	37,310	37,223	38,753
Earnings per common share:
Basic	$0.94	$0.68	$0.68
Diluted	$0.92	$0.66	$0.66

The following options and restricted stock awards were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares:

(In thousands)	2006	2005	2004
Options to purchase shares of common stock and restricted stock awards	1,374	3	1,041

Accounting for Stock-Based Compensation—In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123R revised SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Effective December 3, 2005, the Company adopted the provisions of SFAS 123R using the modified prospective application transition method. Under this transition method, the future compensation cost related to all equity instruments granted prior to, but not yet vested as of adoption is recognized based on the grant-date fair value which is estimated in accordance with the original provisions of SFAS 123. The grant-date fair value of the awards is generally recognized to expense over the service period. Under the provisions of SFAS 123R, the Company is required to include an estimate of the number of the awards that will be forfeited and update based on actual forfeitures. Previously, the Company had recognized the impact of forfeitures as they occurred. In respect to the determination of the pool of windfall tax benefits, the Company elected to use the transition election of FASB Staff Position No. FAS 123(R)-3 (the “short-cut method”) as of the adoption of SFAS 123R.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. BUSINESS ACQUISITIONS

Robeez Footwear, Ltd.

On September 5, 2006, the Company purchased all of the outstanding shares of three holding companies that, together with their direct and indirect subsidiaries, constitute the Robeez Group (“Robeez”) for a purchase price of approximately $28.7 million, net of cash acquired. As a result, Robeez became a wholly owned subsidiary of the Company. Robeez’ results of operations have been included in the consolidated financial statements since the date of acquisition. The Company believes the acquisition will strengthen its strategic objectives and growth opportunities.

The components of preliminary purchase price are as follows:

(In thousands)
Cash consideration	$27,571
Working capital adjustment	(256)
Direct acquisition costs	1,368
Cash acquired	(20)
Purchase price	$28,663

The preliminary purchase price and its preliminary allocation could materially change as the result of changes in the estimates and assumptions used in determining certain acquisition related accruals and in the determinations of the fair value of acquired assets. Any change in these estimates and assumptions would result in an offsetting adjustment to the acquired goodwill.

Under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”), the total preliminary purchase price as shown above was allocated to Robeez’ tangible and intangible assets and liabilities based on their estimated fair values as of the acquisition date. The preliminary purchase price allocation as of September 5, 2006 is as follows:

(In thousands)
Accounts receivable	$2,538
Inventories	3,667
Other current assets	309
Property and equipment and other	1,744
Trademarks	13,300
Goodwill	14,013
Other acquired finite life intangibles	1,700
Current liabilities	(3,340)
Net deferred tax liabilities, long term	(5,268)
Net assets acquired	$28,663

The fair value of the Robeez inventory was determined by using the estimated selling price less the sum of the estimated cost to dispose and an estimated profit on the selling effort.

Identification and allocation of value assigned to the identified intangible assets is based on the provisions of SFAS 141. Management utilized a valuation specialist in its determination of the fair value of identified intangible assets. The fair value was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value using a rate that is commensurate with the perceived risk. The projected cash flow assumptions included considerations for contractual relationships, customer attrition, and market competition. Of the total preliminary purchase price, $13.3 million relates to registered trademarks that are not subject to amortization. The $1.7 million of acquired intangible assets relates to customer relationships and have an estimated useful life of ten years and are being amortized using a straight-line method which is consistent with the economic patterns of the future cash flows.

Of the total preliminary purchase price, approximately $14.0 million has been allocated to goodwill. Goodwill represents the excess of the preliminary purchase price over the estimated fair value of the underlying net tangible and intangible assets acquired and liabilities assumed. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill resulting from business

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

combinations is not amortized but instead is tested for impairment at least annually (more frequently if certain indicators are present). The acquired goodwill is not deductible for tax purposes.

The net deferred tax liabilities reflect the estimated tax effect of deferred tax assets and liabilities associated with purchase accounting. Such net deferred tax liabilities are associated with the acquired trademark; other acquired finite life identifiable intangible assets, and the increases in the fair value of certain assets.

As part of the acquisition and in the fourth quarter of 2006, the Company terminated certain executives at a cost of approximately $1.3 million, of which $1.2 million is outstanding at December 1, 2006. Additionally, approximately $313 thousand of other acquisition liabilities were incurred relating to lease termination costs on equipment and other miscellaneous expenses, all of which are outstanding as of December 1, 2006.

Saucony, Inc.

On September 16, 2005, the Company completed its acquisition of Saucony, Inc. (“Saucony”) pursuant to an Agreement and Plan of Merger. Under the terms of the merger agreement, each share of common stock of Saucony was converted into the right to receive $23.00 per share, without interest. The purchase price of Saucony was approximately $152.9 million (net of $22.0 million of acquired cash). As a result, Saucony became a wholly owned subsidiary of the Company. Saucony’s results of operations have been included in the consolidated financial statements since the date of acquisition.

The final purchase price allocation as of September 16, 2005 is as follows:

(In thousands)
Accounts receivable	$22,856
Inventories	34,069
Other current assets	22,305
Property and equipment and other	2,850
Trademarks	56,900
Goodwill	55,615
Other acquired finite life intangibles	7,200
Current liabilities	(21,929)
Other liabilities, long term	(1,054)
Net deferred tax liabilities, long term	(25,956)
Net assets acquired	$152,856

As part of the acquisition, the Company entered into a plan to exit several owned and leased Saucony facilities, to combine the operations of these facilities within the existing Stride Rite infrastructure, and to terminate the employment of approximately 110 Saucony employees worldwide due to identified synergies.

The owned Saucony Corporate office and adjacent distribution center located in Peabody, Massachusetts (“Peabody”) and the owned distribution center in East Brookfield, Massachusetts were shut down in 2006. The charges to exit these facilities included $1.9 million of severance for approximately 90 employees across varying levels of staff and management, and exit costs of $850 thousand.

The leased Saucony administrative offices in China and Canada were shut down in 2006. At that time, the Saucony China and Saucony Canada offices were merged into, and with, the existing respective Stride Rite office in those locations while severing approximately 6 and 14 employees, respectively, at an estimated cost of $327 thousand. Additionally, approximately $99 thousand of exit costs were accrued relating to lease termination and other miscellaneous expenses.

Adjustments to the estimates and assumptions used in determining the original acquisition-related reserves resulted in an offsetting adjustment to acquired goodwill. The adjustment to the acquisition-related severance accrual results from reductions based on fewer involuntary terminations and modifications to original estimates.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Details of the Saucony, Inc. acquisition related reserves at December 1, 2006 are as follows:

(In thousands)	Acquisition Related Severance	Acquisition Related Exit Costs
Beginning reserve at September 16, 2005	$2,254	$949
Deductions from reserve	(1,933)	(773)
Adjustments	(332)	(93)
Foreign currency translation impact	11	7
Net assets acquired	$-	$90

The following unaudited pro forma information presents the results of operations of the Company as if the Saucony acquisition had taken place at the beginning of the earliest fiscal period presented below. The pro forma results are not necessarily indicative of the financial position or results of operations of the Company had the merger been consummated on the dates indicated. In addition, the pro forma results are not necessarily indicative of future financial condition or operating results of the Company.

	Pro forma
(In thousands)	2005	2004
	(unaudited)	(unaudited)
Revenue	$702,052	$721,280
Operating income	28,014	58,623
Net income	$15,895	$33,979
Earnings per share:
Basic	$0.44	$0.89
Diluted	$0.43	$0.88

Pro forma adjustments have been made to reflect the amortization expense relating to the intangible assets, the changes in depreciation and amortization expense resulting from the fair value adjustments to the net tangible assets, and interest expense relating to acquisition related debt. Additionally, nonrecurring transaction related costs incurred by the Company and Saucony of $21.2 million ($20.3 million of which were charges in Saucony’s results of operations up to the transaction date) were removed from the pro forma combined results of operations presented above.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 1, 2006 and December 2, 2005 consist of the following:

(In thousands)	2006	2005
Asset held for sale	$-	$8,297
Income taxes receivable	7,665	7,379
Prepaid other	3,170	2,807
Prepaid rent	2,494	2,045
Prepaid cooperative advertising	1,170	1,728
Prepaid insurance	1,031	1,024
Other current assets	458	1,460
Prepaid royalty	688	1,178
	$16,676	$25,918

4. INVENTORIES

The cost of inventories, which consist primarily of finished product, at December 1, 2006 and December 2, 2005 was determined on a last-in, first-out (LIFO) basis. During 2006 the LIFO reserve decreased by $377,000 to $10,156,000 at December 1, 2006. If all inventories had been valued on a first-in, first-out (FIFO) basis, net income would have been higher by $222,000 (less than $.01 per share) in 2006. The LIFO reserve decreased in 2005and 2004, by $241,000 and $102,000, respectively. If all inventories had been valued on a FIFO basis, net income would have been lower by $85,000 ($0 earnings per share impact) in 2005 and by $63,000 ($0 earnings per share impact) in 2004.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2006, 2005 and 2004, reductions in certain inventory quantities resulted in the sale of products carried at costs prevailing in prior years which were different from current costs. As a result of these inventory reductions, net income was increased by $32,000 (less than $.01 per share), $208,000 (less than $.01 per share) and $47,000 (less than $.01 per share) in 2006, 2005 and 2004 respectively.

5. PROPERTY AND EQUIPMENT

The components of property and equipment at December 1, 2006 and December 2, 2005 and the range of asset lives used in depreciation calculations for each asset category are as follows:

(In thousands)	Range of Useful Lives	2006	2005
Land and improvements	10 years	$2,800	$2,800
Buildings and improvements	10-40 years	16,284	15,894
Machinery, equipment, computer software and fixtures	3-12 years	110,156	103,559
Leaseholds and leasehold improvements	5-15 years	40,674	32,841
		169,914	155,094
Less accumulated depreciation and amortization		(116,442)	(103,727)
		$53,472	$51,367

Depreciation expense amounted to $14,171,000, $12,908,000 and $12,483,000 for fiscal years 2006, 2005 and 2004, respectively.

6. OTHER ASSETS

As of December 1, 2006 and December 2, 2005, other assets includes the following:

(In thousands)	2006	2005
Finite life intangible assets, net	$7,337	$7,049
Cash surrender value of life insurance policy, net	3,257	4,678
Deferred financing costs, net	1,332	1,692
Other	6,373	6,063
	$18,299	$19,482

The Company holds life insurance contracts for certain employees and former employees. The cash surrender value of these life insurance policies is included in other assets and the costs are included in other expense.

The deferred financing costs are being amortized over a five year period, the life of the related credit agreement (See Note 7).

The following table summarizes the Company’s finite life intangible assets:

	Intangbile Assets Subject to Amortization
(In thousands)	Customer	Technology	Total
December 1, 2006
Gross carrying amount	$6,100	$2,800	$8,900
Accumulated amortization	(888)	(675)	(1,563)
December 2, 2005
Gross carrying amount	$4,400	$2,800	$7,200
Accumulated amortization	(136)	(15)	(151)

The customer relationship assets and technology are being amortized over ten to twenty and ten years, respectively, using an economic patterning method based on projected cash flows. Amortization expense of intangible assets amounted to $1.4 million and $151 thousand in fiscal 2006 and fiscal2005, respectively.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated aggregate amortization expense for the finite life intangible assets for each of the next five years are as follows:

Year	(In thousands)
2007	$1,389
2008	1,156
2009	961
2010	799
2011	664

7. DEBT

In connection with the acquisition of Saucony, the Company entered into a five-year revolving credit facility pursuant to a Credit Agreement dated September 16, 2005 (the “Credit Agreement”). The Credit Agreement provides for collateralized revolving loans in an aggregate amount up to $275 million (the “revolver”), including a $75 million sublimit for the issuance of letters of credit and a $15 million sublimit for swing line loans, with $200 million currently committed. Borrowings under the Credit Agreement are scheduled to mature on September 16, 2010.

As of December 1, 2006 and December 2, 2005, $54.2 million and $60.0 million, respectively, were outstanding under the revolver. During fiscal 2006 and 2005 the maximum amount borrowed under the revolver was $101 million and $85 million, respectively. During fiscal 2006 and 2005, $17million and $85 million were borrowed under the revolver to fund the acquisitions of Robeez Footwear, Ltd. and Saucony, Inc., respectively. The weighted average interest rate on outstanding debt at December 1, 2006 and December 2, 2005 was 6.80% and 5.10%, respectively.

Under the revolving credit facility, interest rates and facility fees are determined according to a pricing grid providing a margin rate over LIBOR or an alternate base rate (the higher of the Federal Funds Rate plus 1/2% or the Bank of America prime rate). The applicable fees and margins are determined by the Company’s leverage ratio which is defined as consolidated total funded indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). Interest expense amounted to $4.9 million and $1.2 million in fiscal 2006 and 2005, respectively.

Deferred financing costs incurred of $1.8 million related to the credit facility were capitalized and are being amortized over the expected life of the agreement. These costs are included in other non-current assets on the balance sheet.

The present and future domestic subsidiaries of the Company and the material foreign subsidiaries have agreed to guarantee the obligations under the credit agreement. All domestic subsidiaries of the Company have entered into a guaranty agreement, dated September 16, 2005, with Bank of America, N.A., as administrative agent.

In addition, the credit agreement requires the Company to maintain a consolidated tangible net worth in excess of a specified amount that is adjusted in accordance with the Company’s consolidated net income and restricted payments. The credit agreement also requires the Company to meet specified ratio requirements with respect to leverage (debt to EBITDA) and fixed charge coverage, and restricts the making of capital expenditures. The credit agreement also contains negative covenants limiting, among other things, indebtedness, liens, investments (including acquisitions), fundamental changes and restricted payments (including repurchasing the Company’s common stock or declaring cash dividends in respect thereof).

Prior to September 16, 2005 and beginning in October 2002, the Company had entered into a revolving credit agreement with four banks providing for loans of up to $75 million. Under this revolving credit agreement, the Company was able to borrow at interest rates which varied with LIBOR. In addition, the agreement called for facility fees of 0.375% per annum on the committed line. The revolving credit agreement required the Company to meet certain financial ratios and covenants and to maintain a minimum consolidated tangible net worth. The interest rates and facility fees in this agreement also varied dependent on the Company’s financial performance ranging from LIBOR plus 0.75% up to LIBOR plus 1.25%. The revolving credit agreement also contained other covenants, which restricted the payment of dividends and common stock repurchases to $40 million per year, ($50 million for fiscal 2004). During fiscal 2005 and 2004, there were no borrowings under this credit agreement. Interest expense, which related to the credit agreement’s facility fee, amounted to $285,000 in fiscal year 2004.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 1, 2006 and December 2, 2005 consist of the following:

(In thousands)	2006	2005
Salaries, wages and commissions	$7,560	$11,022
Advertising	481	562
Dividends	2,209	2,223
Rent	7,550	4,747
Environmental liability (Note 13)	1,865	1,931
Acquisition related severance (Note 2)	1,247	2,113
Acquisition related exit costs (Note 2)	403	932
Other liabilities	9,521	12,461
	$30,836	$35,991

9. LEASES

The Company leases office and retail store space and certain equipment. A portion of the retail store space is sublet. Some of the leases have provisions for additional rentals based on increased property taxes and the leases for retail store space generally require additional rentals based on sales volume in excess of certain levels. Some leases have renewal options.

Rent expense for operating leases for the three fiscal years was as follows:

(In thousands)	2006	2005	2004
Base rent	$26,063	$24,081	$23,348
Additional rent	689	641	318
Less rental from subleases	(256)	(255)	(248)
	$26,496	$24,467	$23,418

The future minimum rental payments for all non-cancelable operating leases and the amounts due from tenants on related subleases at December 1, 2006 are as follows:

(In thousands)
2007	$22,007
2008	20,380
2009	18,840
2010	15,802
2011	13,258
Later years	35,776
126,063
Less rental due from subleases	(91)
Total future minimum rental payments	$125,972

10. BENEFIT PLANS

The Company has a non-contributory defined benefit pension plan covering eligible associates. The Company intends to contribute amounts deemed necessary to maintain the plans on a sound actuarial basis. Salaried, management, sales and non-production hourly associates accrued pension benefits based on the associate’s service and compensation. Production associates accrued pension benefits at a fixed unit rate based on service.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 29, 2006, the Company announced changes to its defined benefit pension plan effective December 31, 2006 that included stopping the accrual of future benefits in the Company’s defined benefit pension plan and fully preserving all retirement benefits that employees will have earned as of December 31, 2006. At the same time the Company also announced changes that included significant increases to the matching contributions to its defined contribution plan beginning January 1, 2007. The impact of the change to the defined benefit plan was a curtailment of the projected benefit obligation of $2.7 million and no change to the accumulated benefit obligation. The defined contribution plans were redesigned to increase the Company match from 3% of pay up to 6% of pay and to allow all participants to make full use of the maximum statutory deferral limits.

The company uses November 30thas the measurement date for its plan.

The following table summarizes the changes in the benefit obligation:

(In thousands)	2006	2005
Benefit obligation at beginning of year	$71,433	$66,341
Service cost	2,272	2,072
Interest cost	4,089	3,795
Actuarial loss	1,024	1,670
Benefits paid	(2,470)	(2,445)
Effect of plan curtailment	(2,724)	-
Benefit obligation at end of year	$73,624	$71,433

The following table summarizes the changes in plan assets:

(In thousands)	2006	2005
Fair value of plan assets at beginning of year	$55,119	$50,955
Actual return on plan assets	5,516	3,609
Employer contributions	-	3,000
Benefits paid	(2,470)	(2,445)
Fair value of plan assets at end of year	$58,165	$55,119
Funded status	(15,459)	(16,314)
Unrecognized net loss	14,181	18,803
Unrecognized prior service costs	-	16
Net amount recognized	$(1,278)	$2,505

Amounts recognized in the consolidated balance sheets consist of the following:

(In thousands)	2006	2005
Accrued benefit cost	$(15,459)	$(13,804)
Intangible asset	-	16
Accumulated other comprehensive income	14,181	16,293
Net amount recognized	$(1,278)	$2,505

The projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets for the pension plan, which has an accumulated benefit obligation in excess of plan assets consist of the following:

(In thousands)	2006	2005
Projected benefit obligation	$73,624	$71,433
Accumulated benefit obligation	73,624	68,923
Fair value of plan assets	58,165	55,119

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of net periodic benefit cost consist of the following:

(In thousands)	2006	2005	2004
Service cost	$2,272	$2,072	$1,712
Interest cost	4,089	3,795	3,578
Expected return on assets	(4,571)	(4,474)	(3,982)
Net loss recognized	1,978	1,962	1,584
Amortization of prior service cost	12	19	23
Effect of plan curtailment	4	-	-
Net periodic benefit cost	$3,784	$3,374	$2,915

The weighted average assumptions used to determine benefit obligations at November 30:

	2006	2005
Discount rate	5.75%	5.75%
Compensation increase rate	4.00%	4.00%

The weighted average assumptions used to determine net periodic benefit cost were:

	2006	2005	2004
Discount rate	5.75%	5.75%	6.25%
Expected long-term return on plan assets	8.50%	8.50%	8.50%
Compensation increase rate	4.00%	4.00%	4.00%

In selecting the expected long-term rate of return on assets, the Company considers the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of this plan. This includes considering the plan’s asset allocation and the expected returns likely to be earned over the life of the plan. This basis is consistent with the prior year. The calculation of pension expense is dependent on the determination of the assumptions used. A 25 basis point change in the discount rate will change expense by approximately $400 thousand. A 25 basis point change in the expected long-term return on assets will result in an approximate change of $140 thousand in the expense. As the result of stopping the accrual of future benefits, a salary growth assumption is no longer applicable.

The long term annualized time-weighted rate of return calculated on the basis of a 3 year rolling average using market values, is expected to be at least 1% higher than the composite benchmark for the plan. Investment managers are evaluated semi-annually against commonly accepted benchmarks to ensure adherence to the stated strategy and that the risk posture assumed is commensurate with the given investment style and objectives.

The Company’s written investment policy, set forth by the Investment Committee of the Board of Directors, establishes investment principles and guidelines for the plan and defines the procedures that will be used to control, evaluate and monitor the investment practices. Stated investment objectives are:

•
Maintain a portfolio of secure assets of appropriate liquidity and diversification that will generate investment returns, combined with expected future contributions, that should be sufficient to maintain the plan’s funded state or improve the funding level of the plan if it is in deficit.

•      To control the long-term costs of the plan by maximizing return on the assets subject to meeting the objectives above.

The defined benefit pension plan’s target allocation per the investment policy and weighted average asset allocations by asset category are:

	Target Allocation	2006	2005
Domestic equity securities	50% - 56%	51%	53%
International equity securities	10% - 14%	14%	13%
Domestic fixed income securities	32% -38%	35%	34%
		100%	100%

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

  The portfolio is designed to achieve a balanced return of current income and modest growth of capital, while achieving returns in excess of the rate of inflation over the investment horizon in order to preserve purchasing power of plan assets. All plan assets are required to be invested in liquid securities.

The Company does not expect to contribute any funds to its pension plan in the 2007 fiscal year.

The following table summarizes expected benefit payments related to the Company’s defined benefit pension plan at December 1, 2006:

(In thousands)
2007	$2,670
2008	2,727
2009	2,893
2010	3,020
2011	3,256
2012-2016	20,480

The Company also provides defined contribution plans for its associates. The Company’s defined contribution plans, which are qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, enable eligible associates to defer a portion of their salary to be held by the trustees of the plans. The Company makes an additional contribution to the plans equal to a maximum of 50% of the first 6% of savings by each participant. Effective January 1, 2007 the Company will increase its additional contributions to a maximum of 100% of the first 6% of savings by each participant. During fiscal 2006, 2005 and 2004 the Company’s contribution to the plans amounted to $1,130,000, $902,000 and $819,000, respectively.

11. STOCK PURCHASE AND OPTION PLANS

During 2002, the Company’s stockholders approved The Stride Rite Corporation Amended and Restated Employee Stock Purchase Plan. Amending the Employee Stock Purchase Plan, among other things, increased the number of common shares available for issuance there under by 500,000shares to a total of 6,140,000 shares. Under the Plan, participating associates can authorize the Company to withhold up to 10% of their earnings during consecutive six month payment periods for the purchase of shares. At the conclusion of the period, associates can purchase shares at the lesser of 85% of the market value of the Company’s common stock on either their entry date into the Plan or the last day of the payment period. Effective at the commencement of the January 1, 2006 withholding period, the Employee Stock Purchase Plan shortened its withholding periods to three months, decreased the purchase price from 85% of the market value to 95% of the market value and eliminated the look-back provision to the start of the withholding period. During fiscal 2006, a total of 89,222 shares were issued under the Plan for an aggregate amount of $1,110,000. At December 1, 2006, a total of 5,949,380 shares had been purchased under the Plan and 190,620 shares were available for purchase by participating associates.

During 1998, the Company’s stockholders approved The Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan. Under the 1998 Director’s Plan, awards of common stock and options to purchase common stock are granted to any director who is not an employee of the Company in accordance with the provisions of the Plan. During April 2003, the Company’s stockholders approved an amendment to the 1998 Director’s Plan increasing the number of shares of common stock authorized for issuance from 300,000 to 600,000. Options to purchase common stock are granted at a price equal to the closing price of the Company’s common stock on the date the option is granted. Directors receive an annual grant of options to purchase 5,000 shares of common stock under the Plan. Options have a term of ten years and are non-transferable. Under the Plan, options become exercisable over a three-year period and must be paid for in full at the time of exercise. In April 1999, the stockholders approved an amendment to the Plan which allowed directors to receive their annual retainer either entirely in shares of common stock or one-half in shares of common stock and one-half in cash at the election of each director. Under the terms of the Plan, the Company awarded 8,338, 4,846 and 1,850 shares of common stock during 2006, 2005 and 2004, respectively. In addition, directors may defer receipt of the stock (deferred stock unit) and/or cash portion of their annual retainer by electing to participate in the Company’s Deferred Compensation Plan for Directors. During 2006 and 2005, one former director was issued 4,542 and 4,463 shares of common stock that had previously been deferred under the terms of the Company’s Deferred Compensation Plan for Directors, respectively. At December 1, 2006, the issuance of 133,951 shares has been deferred by participating directors. At December 1, 2006, 126,977 options were available for grant under the 1998 Director’s Plan.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2004, the Company’s stockholders approved an amendment to the 2001 Stock Option and Incentive Plan. This amendment, among other things, increased the number of common shares of stock reserved and available for issuance under the 2001 plan to 6,000,000 shares, of which 3,000,000 shares represent an increase over the previous number of shares reserved. The 2001 Stock Option and Incentive Plan, which expires in April 2011, replaced a similar long-term incentive plan which had been approved by the stockholders in 1998. Under the Plan, as amended, options to purchase common stock and stock awards of up to an aggregate of 6,000,000 shares of the Company’s common stock may be granted to officers and other key associates. At December 1, 2006, 1,839,646 options were available to grant under the 2001 plan. The option price of the shares may not be less than the fair market value of the Company’s common stock at the date of grant. Options issued under the Plan prior to fiscal 2005 generally vest over a three-year period and the rights to purchase common shares expire ten years following the date of grant. Options issued since the 2005 fiscal year generally vest over a four-year period and expire seven years following the date of grant. During fiscal 2006 and 2005, certain key executives were granted shares of restricted stock awards of 148,925 and 128,340, respectively, under the 2001 plan. These restricted shares are subject to certain pre-established performance criteria, which may affect the number of restricted shares received. If issued, these restricted shares will vest over four years in equal annual installments.

A summary of the activity in stock options with respect to all plans for the three fiscal years in the period ended December 1, 2006 is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at November 28, 2003	4,105,816	$7.63
Granted	804,090	11.00
Exercised	(476,656)	6.64
Canceled	(210,507)	9.92
Outstanding at December 3, 2004	4,222,743	8.27
Granted	672,309	11.87
Exercised	(1,076,882)	7.78
Canceled	(120,323)	11.12
Outstanding at December 2, 2005	3,697,847	8.97
Granted	814,500	13.76
Exercised	(604,622)	8.55
Canceled	(95,305)	12.47
Outstanding at December 1, 2006	3,812,420	$9.98

A summary of the activity in restricted stock awards with respect to the 2001 plan for the two fiscal years ended December 1, 2006 is as follows:

	Number of Restricted Stock Awards	Weighted Average Exercise Price
Outstanding at December 3, 2004	-	-
Granted	148,925	-
Exercised	-	-
Canceled	-	-
Outstanding at December 2, 2005	148,925	-
Granted	128,340	-
Exercised	(37,232)	-
Canceled	-	-
	240,033	-

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding at December 1, 2006:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
$5.00 - $6.88	957,595	3.82	$6.59	$8,367,012
$7.38 - $9.99	829,163	5.66	8.08	6,010,682
$10.23 - $11.40	662,412	7.00	10.97	2,889,153
$12.05 - $14.95	1,363,250	5.82	13.03	3,136,372
	3,812,420	5.49	$9.39	$20,403,219

The following table summarizes information about stock options exercisable at December 1, 2006:

Range of Exercise Prices	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
$5.00 - $6.88	957,595	3.82	$6.59	$8,367,012
$7.38 - $9.99	825,830	5.65	8.07	5,992,884
$10.23 - $11.40	429,194	6.90	10.93	1,886,755
$12.05 - $14.95	163,076	5.14	12.09	527,641
	2,375,695	5.11	$8.27	$16,774,292

Share-based compensation costs were $3.2 million for the fiscal year ended December 1, 2006. The portion of share-based compensation costs included in cost of sales in the accompanying condensed consolidated statements of income for the fiscal period ending December 1, 2006 was $0.5million. The portion of share-based compensation costs included in selling and administrative expenses in the accompanying condensed consolidated statements of income for the fiscal period ended December 1, 2006 was $2.7 million. The Company did not capitalize any share-based compensation costs as the costs that qualified for capitalization were not material. The related tax benefit of the share-based compensation costs recognized in the fiscal year ended December 1, 2006 was $1.5 million.

Prior to December 3, 2005, the Company had accounted for share-based compensation costs in accordance with APB Opinion No. 25, as permitted by SFAS No. 123. The following table provides the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”.

(In thousands, except for per share data)	2005	2004
Net income, as reported	$24,567	$25,654
Add: Stock based employee compensation expense included in net income, net of related tax effects	604	13
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,553)	(1,876)
Pro forma net income	$22,618	$23,791
Earnings per share:
Basic—as reported	$0.68	$0.68
Basic—pro forma	$0.62	$0.63
Diluted—as reported	$0.66	$0.66
Diluted—pro forma	$0.61	$0.61

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average grant date fair value used in the calculation of share-based compensation costs and the pro forma net income and earnings per share information presented above has been calculated using the Black-Scholes option pricing model with the following weighted average assumptions and the resulting weighted average fair value:

Employee Stock Options	2006	2005	2004
Risk-free interest rate	4.36%	3.42%	3.17%
Dividend yield	1.8%	1.7%	2.1%
Volatility factor	31%	35%	39%
Weighted average expected life of options (years)	4.8	3.9	4.5
Weighted average fair value of options granted	$3.88	$3.35	$3.38

The weighted average expected life of options was calculated using the simplified method as prescribed by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. This decision was based on the lack of relevant historical data due to both decreasing the option’s contractual term from 10 years to 7 years and increasing the vesting period from 3 years to 4 years for options that were granted starting in fiscal year 2005. The risk-free interest rate assumption was based on the United States Treasury’s constant maturity’s rate for the term of the expected life of the option on the date the option was granted. The volatility assumption was based on weekly historical volatility during the time period that corresponds to the expected weighted average life of the option. The assumed dividend yield was based on the Company’s expectation of future dividend payouts. The post-vesting forfeiture rate is based on the four year historical average turnover rate for two groups of option eligible employees. These assumptions are evaluated, and revised as necessary, based on changes in market conditions and historical experience.

Total unrecognized share-based compensation costs related to non-vested stock awards was approximately $4.7 million as of December 1, 2006which related to approximately 1.7 million shares with a per share weighted value of $2.81. This unrecognized cost is expected to be recognized over a weighted average period of approximately 2.8 years. The intrinsic value of stock awards exercised during the fiscal year ended December 1, 2006 was approximately $4.4 million.

12. PREFERRED STOCK PURCHASE RIGHTS

In June 1997, the Company’s Board of Directors adopted a Stockholder Rights Plan to replace a similar plan which was due to expire in July 1997. In connection with the Plan, the Board declared a dividend of one Preferred Share Purchase Right for each outstanding share of common stock of the Company, payable to stockholders of record on July 17, 1997.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors. The Rights may be redeemed by the Company at a price of $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 10% or more of the common shares.

Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $68 per one one-hundredth of a Preferred Share. Each preferred share is entitled to minimum quarterly dividends of $1.00 per share, a minimum preferential liquidation payment of $100 per share and each preferred share will have 100 votes, voting together with the common shares. The Rights, which may be amended by the Board of Directors of the Company under most circumstances, become exercisable at the earlier of ten days following a public announcement that a person or group (“Acquiring Person”) has acquired beneficial ownership of 10% or more of the Company’s outstanding common stock or ten business days following the commencement of, or announcement of an intention to make, a tender or exchange offer which would result in the beneficial ownership by an Acquiring Person of 10% or more of the outstanding common shares. In the event that the Company is acquired in a merger or other business combination transaction, or 50% or more of its assets or earnings power are sold after a person has acquired beneficial ownership of 10% or more of the Company’s outstanding common stock, the holders of the Rights will have the right to receive upon exercise that number of shares of common stock of the Acquiring Person having a market value of two times the exercise price of the Right. In the event that any person or group becomes an Acquiring Person, the holders of the Rights, other than the Acquiring Person, will have the right to receive on exercise that number of shares of Company common stock having a market value of two times the exercise price of the Right. The Board of Directors of the Company may also exchange the Rights, in whole or in part, at an exchange ratio of one common share or one one-hundredth of a preferred share, at any time after a person or group becomes an Acquiring Person and prior to the acquisition of 50% or more of the Company’s common stock by such Acquiring Person. The Rights, which have no voting power, expire on July 17, 2007.Preferred Stock Purchase Rights outstanding under the Plan totaled 36,320,579 and 36,499,403 as of December 1, 2006 and December 2, 2005, respectively.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. LITIGATION AND CONTINGENCIES

The Company is a party to various litigation arising in the normal course of business. Having considered available facts and opinions of counsel handling these matters, management of the Company does not believe the ultimate resolution of such litigation, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The sale of Tommy Hilfiger branded footwear is a significant portion of the Company’s business. The Tommy Hilfiger footwear sales are contingent on the Company’s licensing agreement with Tommy Hilfiger Licensing, Inc. In July 2006, the Company amended the terms of the current license agreement, which extended the term of the agreement to expire in March 2008. During the first quarter of fiscal 2007, we entered into an additional extension of the term of the agreement to December 2008. Whether the Company’s license with Tommy Hilfiger will remain in effect depends in part on the Company achieving certain minimum sales levels for the licensed products. The Company continues to expect to meet the minimum sales levels required by the Tommy Hilfiger license agreement. The Company believes that no provision is currently required for costs related to the potential loss of this license. If the Tommy Hilfiger license is lost, the Company’s business would be materially and adversely affected. Revenues derived from our Tommy Hilfiger licenses were approximately $93 million in fiscal 2006. This revenue is included in the Tommy Hilfiger Footwear segment, the Other Wholesale Footwear segment (specifically the Stride Rite International division), Stride Rite Children’s Group—Retail Division, and the Stride Rite Children’s Group—Wholesale Division.

In December of 2004, Saucony, Inc. recorded a charge to address environmental conditions at a Company owned distribution facility. The facility and the related liability were acquired by the Company as part of the Saucony acquisition in September of 2005. The liability as of December 1, 2006 was $1,865,000 and was included as an accrued expense in the accompanying consolidated balance sheet. The Company’s management determined that the liability was fairly stated upon acquisition. The assessment of the liability and the associated costs is an estimate based upon available information after consultation with environmental engineers, consultants and attorneys assisting the Company in addressing these environmental issues. Actual costs to address the environmental conditions may change based upon further investigations, the conclusions of regulatory authorities about information gathered in those investigations and due to the inherent uncertainties involved in estimating conditions in the environment and the costs of addressing such conditions. During fiscal 2006, approximately $66 thousand of costs were deducted from the reserve.

14. INCOME TAXES

The provision for income taxes consists of the following:

(In thousands)	2006	2005	2004
Current:
Federal	$20,112	$15,597	$11,422
State	(3,261)	871	1,221
Foreign	2,810	345	-
Total current provision	19,661	16,813	12,643
Deferred:
Federal	(2,825)	(2,094)	2,244
State	(590)	(795)	368
Foreign	(921)	(478)	-
Total deferred provision	(4,336)	(3,367)	2,612
Provision for income taxes	$15,325	$13,446	$15,255

The provision for income taxes was based on pre-tax income from operations before minority interest, which was subject to taxation in the following jurisdictions for the three fiscal years ended December 1, 2006:

(In thousands)	2006	2005	2004
United States	$44,479	$37,559	$39,369
Foreign	5,136	423	1,540
	$49,615	$37,982	$40,909

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net deferred tax liabilities as of December 1, 2006 and December 2, 2005 have the following significant components:

(In thousands)	2006	2005
Current deferred tax assets:
Inventory valuation reserves	$593	$(677)
Accounts receivable allowances	2,788	4,246
Compensation and pension accruals	3,137	2,710
Depreciation and amortization	-	(1,633)
State loss carry forwards	597	738
Other accounting reserves and accruals	7,178	8,827
Total current deferred tax assets	$14,293	$14,211
Long-term deferred tax assets:
State loss carry forwards	$94	$177
Valuation allowance	(94)	(177)
Depreciation and amortization	477	-
Deferred compensation	53	186
Pension obligation	5,978	6,897
Other accounting reserves and accruals	2,190	-
Long-term deferred tax assets	8,698	7,083
Long-term deferred tax liabilities:
Depreciation and amortization	-	(2,977)
Trademarks	(30,962)	(22,449)
Customer relationships and technology	(1,296)	(3,000)
Investment in limited partnership	(1,634)	(1,359)
Other accounting reserves and accruals	-	(1,278)
Long-term deferred tax liabilities	(33,892)	(31,063)
Net long-term deferred tax liabilities	(25,194)	(23,980)
Net deferred tax liabilities	$(10,901)	$(9,769)

A valuation allowance has been assigned to a portion of the Company’s current and long term deferred tax assets since management believes it is more likely than not that the Company will not fully realize the benefits of such tax assets.

The Company has not recorded deferred income taxes on the undistributed earning of foreign subsidiaries that are indefinitely reinvested in foreign operations. These earnings amounted to approximately $23.8 million as of December 1, 2006. The calculation of deferred taxes on such earnings was not practical.

The effective income tax rate differs from the statutory federal income tax rate as follows:

	2006	2005	2004
Statutory federal tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	(4.0)	0.1	2.5
Differential in foreign tax rate	(1.2)	-	-
Tax provision related to company-owned life insurance program	0.2	0.1	0.7
Other	0.9	0.2	(0.9)
Effective income tax rate	30.9%	35.4%	37.3%

The lower tax rate in fiscal 2006 as compared to fiscal 2005 and 2004 was principally due to the favorable conclusion of a state tax audit that resulted in a net tax benefit of $4.2 million of prior period tax reserve reversals.

In 2006, 2005 and 2004, the Company paid income taxes of $23,096,000, $14,074,000 and $14,296,000, respectively.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. DERIVATIVE INSTRUMENTS

The Company periodically enters into forward currency exchange contracts to economically hedge intercompany liabilities denominated in currencies other than the functional currency. The Company does not designate our foreign exchange contracts to be effective in accordance with SFAS No. 133,“Accounting for Derivative Instruments and Hedging Activity”, as amended. Accordingly, changes in the value of such hedges are recorded in our consolidated statements of income as non-operating other income (expense). The fair value of the foreign currency exchange contracts is based on foreign exchange rates as of December 1, 2006. At December 1, 2006 the notional value of the Company’s foreign currency exchange contracts to purchase U.S. dollars was $4.9 million.

The Company believes that these contracts economically function as hedges of the underlying exposures. The Company recorded a gain of $103 thousand and $25 thousand at December 1, 2006 and December 2, 2005, respectively, against earnings, to record the fair value loss on certain foreign currency contracts outstanding as of those dates. The charges are recorded in non-operating expenses. At December 1, 2006 and December 2, 2005, the fair value on derivatives of a $59 thousand loss and a $111 thousand gain, respectively, is recorded in prepaid expenses and other current assets.

16. OPERATING SEGMENTS AND RELATED INFORMATION

In September 2005 the Company acquired Saucony, Inc. During the 2006 fiscal year, Saucony’s operations were integrated into the existing operations of the Company. As a result, during the first quarter of fiscal 2006, the Company re-assessed its operating and reportable segments under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. The changes to the Company’s segments were as follows: the Stride Rite Children’s Group—Retail Division includes the Saucony factory outlet stores (15 stores as of December 1, 2006); Saucony’s international operations are included in the Stride Rite International division, which is aggregated in the Other Wholesale Footwear reportable segment and the Saucony domestic footwear division, which includes the Hind unit, is also aggregated into the Other Wholesale Footwear reportable segment.

In September 2006, the Company completed its acquisition of three holding companies that, together with their direct and indirect subsidiaries, constitute the Robeez Group (“Robeez”) pursuant to a Share Purchase Agreement. At that time, Robeez became our wholly-owned subsidiary. Robeez’ results of operations have been included in our results since the date of acquisition. Robeez has been reported as a separate segment in fiscal 2006, based on management’s evaluation of the business for the purposes of assessing performance and allocating resources.

The Company’s operating segments are as follows:

Stride Rite Children’s Group—Retail Division, encompasses several different Company owned retail formats; Stride Rite Children’s shoe stores and leased department stores, which focus on younger children; Stride Rite Family Footwear stores which sell a full range of Stride Rite, Sperry, Keds, and Tommy Hilfiger footwear; and Saucony outlet stores which sell Saucony and Hind products. The Retail Division had a total of 318, 289 and 251 stores open at the end of fiscal years 2006, 2005 and 2004, respectively.

Stride Rite Children’s Group—Wholesale Division, designs and markets children’s footwear, primarily for consumers between the ages of six months and ten years, including dress, recreational shoes, boots, sandals and sneakers in traditional and contemporary styles. These products are marketed under Stride Rite®, Munchkin®, BabySmart®, Born®, Sperry Topsider®, and Tommy Hilfiger® trademarks. Products are sold through a wide variety of retail formats such as department stores, independent stores, value retailers, and specialty stores. Products are also sold through Company owned retail and outlet store locations.

Tommy Hilfiger, designs and markets a line of dress casual, sport casual and athletic footwear for men and women under the Tommy Hilfiger and Tommy Girl® brand names under licensing agreement with Tommy Hilfiger Licensing, Inc. Products are principally sold wholesale to better department stores, independent stores and shoe chains.

Robeez, designs, develops, manufactures and markets soft-soled footwear in a wide variety of designs for babies and young children under the Robeez® trademark. Products are sold world-wide at thousands of specialty and department stores.

Other Wholesale Footwear, is comprised of four other operating segments which have been aggregated into one reportable segment; Keds, Saucony, Sperry Top-Sider, and Stride Rite International. Keds designs and markets sneakers and casual footwear for adults and children under the Keds® trademark and casual footwear for women under the Grasshoppers® label. Saucony, designs and markets technical running, walking, outdoor trail shoes, and athletic apparel under the Saucony® brand name; athletic apparel under the Hind® name; and cleated football shoes, multi-purpose footwear, and workplace footwear under the Spot-Bilt® brand name. Sperry Top-Sider designs and markets marine footwear and outdoor recreational, hand-sewn, dress and casual footwear for adults

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the Sperry Top-Sider®, Sperry® and Mainsail® trademarks. Stride Rite International distributes all of the Company’s product lines to customers outside of the United States.

The Company has various costs related to shared corporate services, such as warehousing, customer service, credit and collections, finance, human resources, information technology, product sourcing, executive and public company costs. These costs are allocated to the operating segments based on usage or other statistical measures and are reflected in segment operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are based on the way management organizes the segments in order to make operating decisions and to assess performance with the types of products sold. The Company primarily evaluates segment performance based on segment operating income. Total assets are disaggregated to the extent that assets apply specifically to a single segment. Unallocated Corporate assets primarily consist of cash and marketable securities, assets of the Company’s distribution centers, sourcing assets, deferred income taxes and information technology equipment.

The Unallocated Corporate component of operating income consists primarily of pension expense and certain other costs incurred in support of company-wide activities. Investment income, interest expense and other income and expense are not allocated among the reportable business segments.

The Company presently focuses its brands on the domestic footwear market. No individual country other than the United States accounted for more than 10% of consolidated net sales or assets. The Company’s largest customer accounted for approximately 3%, 6% and 5% of consolidated net sales for fiscal years 2006, 2005 and 2004, respectively.

For the fiscal years ended December 1, 2006, December 2, 2005 and December 3, 2004:

Fiscal Year 2006	Stride Rite Children's Group - Retail	Stride Rite Children's Group - Wholesale	Tommy Hilfiger Adult Footwear	Robeez*	Other Wholesale Footwear	Un-allocated Corporate & Other	Consolidated
(In thousands)
Sales	$202,562	$84,840	$53,949	$9,748	$369,987	$-	$721,086
Inter-company sales	-	(147)	(3,260)	(106)	(10,818)	-	(14,331)
Net sales to external customers	$202,562	$84,693	$50,689	$9,642	$359,169	$-	$706,755

Operating income	15,761	11,394	(3,279)	392	42,530	(13,400)	53,398
Interest and other, net	-	-	-	(203)	-	(3,580)	(3,783)
Income before income taxes and minority interest	$15,761	$11,394	$(3,279)	$189	$42,530	$(16,980)	$49,615

Goodwill	$867	$-	$-	$14,013	$55,695	$-	$70,575

Total assets	$45,866	$46,650	$17,109	$39,779	$243,568	$64,915	$457,887

*	Robeez was acquired on September 5, 2006.

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal Year 2005	Stride Rite Children's Group - Retail	Stride Rite Children's Group - Wholesale	Tommy Hilfiger Adult Footwear	Robeez*	Other Wholesale Footwear	Un-allocated Corporate & Other	Consolidated
(In thousands)
Sales	$177,208	$90,926	$75,015	$-	$259,712	$-	$602,861
Inter-company sales	-	(103)	(3,898)	-	(10,696)	-	(14,697)
Net sales to external customers	$177,208	$90,823	$71,117	$-	$249,016	$-	$588,164

Operating income	14,637	12,610	(3,439)	-	23,935	(10,254)	37,489
Interest and other, net	-	-	-	-	216	277	493
Income before income taxes and minority interest	$14,637	$12,610	$(3,439)	$-	$24,151	$(9,977)	$37,982

Goodwill	$487	$-	$-	$-	$56,242	$-	$56,729

Total assets	$39,782	$50,560	$19,995	$-	$284,397	$44,120	$438,854

*	Robeez was acquired on September 5, 2006

Fiscal Year 2004	Stride Rite Children's Group - Retail	Stride Rite Children's Group - Wholesale	Tommy Hilfiger Adult Footwear	Robeez*	Other Wholesale Footwear	Un-allocated Corporate & Other	Consolidated
(In thousands)
Sales	$157,208	$96,468	$92,307	$-	$222,329	$-	$568,312
Inter-company sales	-	(96)	(3,360)	-	(6,532)	-	(9,988)
Net sales to external customers	$157,208	$96,372	$88,947	$-	$215,797	$-	$558,324

Operating income	11,003	12,666	(1,466)	-	23,654	(5,451)	40,406
Interest and other, net	-	-	-	-	-	503	503
Income before income taxes and minority interest	$11,003	$12,666	$(1,466)	$-	$23,654	$(4,948)	$40,909

Goodwill	$484	$-	$-	$-	$424	$-	$908

Total assets	$36,928	$57,322	$24,682	$-	$64,825	$134,660	$318,417

*	Robeez was acquired on September 5, 2006

17. RECENT ACCOUNTING PRONOUNCEMENTS

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”, an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). FIN47 clarifies that a “conditional asset retirement obligation”, as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) the method of settlement are conditional on a future event that may or may not be within control of an entity. The interpretation also clarifies that an entity should record the fair value of such a liability when it can be reasonably estimated. The entity shall recognize such a liability as a cumulative change in accounting principle. The provisions of FIN 47 are effective no later than the end of fiscal years ending after December 15, 2005; therefore effective at the Company’s 2006 fiscal year end. The Company has evaluated the provisions of FIN 47 and determined the impact on our financial position, results of operations, and cash flows to be immaterial.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretations regarding the process of quantifying prior year financial statement misstatements for the purposes of a materiality assessment. SAB No. 108 provides guidance that the following two methodologies should be used to quantify prior year income statement misstatements: i) the error is quantified as the amount by which the income statement is misstated and ii) the error is quantified as the cumulative amount by which the current year balance sheet is misstated. SAB No. 108 concludes that a Company should evaluate whether a misstatement is material using both of these methodologies. The interpretation is effective for evaluations made on or after November 15, 2006. The Company has evaluated the provisions of SAB No. 108 and determined the impact on our

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial position, results of operations, and cash flows to be immaterial.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, an amendment of FASB Statements No. 87, 88,106 and 132(R). This Statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit pension plans to recognize the funded status of a benefit plan—measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation—in its statement of financial position. It also requires companies to recognize as a component of other comprehensive income, net of tax, the gains and losses and prior service costs or credits that arise during the period but are not recognized as components or net periodic benefit cost pursuant to FASB Statement No. 87; to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position; and to disclose in the notes to the financial statements certain other information. The provisions of this statement are effective as of the end of the fiscal year ending after December 15, 2006. The Company does not expect the provisions of SFAS 158 to have a material impact on its financial position, results of operations and cash flows.

In June 2006, the FASB issued FASB interpretation No. 48 (“FIN48”) “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006; the Company’s first quarter of fiscal 2008. The Company is currently evaluating the provisions of FIN 48 to determine the impact on our financial position, results of operations and cash flows.

18. QUARTERLY DATA (UNAUDITED)

The following table provides quarterly data for the fiscal years ended December, 1, 2006, and December 2, 2005.

(In thousands, except for per share data)	First	Second	Third	Fourth(1)
2006
Net sales	$183,416	$194,007	$177,521	$151,811
Gross profit	73,232	82,279	73,865	59,303
Net income	8,285	16,893	8,484	628
Per diluted common share:
Net income	0.22	0.45	0.23	0.02
Dividend	0.06	0.06	0.06	0.06

	First	Second	Third	Fourth(2)
2005
Net sales	$150,591	$159,641	$146,237	$131,695
Gross profit	60,532	65,211	58,190	45,052
Net income (loss)	8,161	11,752	7,715	(3,061)
Per diluted common share:
Net income (loss)	0.22	0.32	0.21	(0.08)
Dividend	0.05	0.06	0.06	0.06

(1)	The fourth quarter of fiscal 2006 includes the results of operations of Robeez Footwear from the date of acquisition, September 5, 2006.
(2)	The fourth quarter of fiscal 2005 includes the results of operations of Saucony, Inc. from the date of acquisition, September 16, 2005.

19. SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

In September 2006, the Company purchased all of the outstanding shares of the three holding companies that, together with their indirect and direct subsidiaries, constitute the Robeez Group (“Robeez”) for a purchase price of approximately $28,683,000. In conjunction with the acquisition, liabilities were assumed as follows:

(In thousands)
Fair value of assets acquired	$37,291
Cash paid for outstanding shares and direct acquisitions costs, net of working capital adjustment	(28,683)
Liabilities assumed	$8,608

THE STRIDE RITE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2005, the Company purchased all of the capital stock of Saucony, Inc. for approximately $174,856,000. In conjunction with the acquisition, liabilities were assumed as follows:

(In thousands)
Fair value of assets acquired	$223,998
Cash paid for capital stock and direct acquistion costs	(174,856)
Liabilities assumed	$49,142